Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Stewart Lindsay
Bunge Limited
914-684-3369
Stewart.Lindsay@Bunge.com

www.bunge.com

Bunge Reports Second Quarter Results

White Plains, NY – July 23, 2009 – Bunge Limited (NYSE:BG)

•                  Strong agribusiness results driven by good margins

•                  High cost inventories continued to pressure fertilizer margins

•                  Expect solid second half performance; maintaining full-year earnings guidance

•                  Financial Highlights

(In millions, except per share data and percentages)

	Quarter Ended			Six Months Ended
	6/30/09	6/30/08	% Change	6/30/09	6/30/08	% Change
Volumes (metric tons)	38,505	36,318	6%	70,756	67,281	5%
Net sales	$10,994	$14,365	(23)%	$20,192	$26,834	(25)%
Total segment EBIT (1),(2)	$419	$1,078	(61)%	$216	$1,520	(86)%
Agribusiness	$448	$614	(27)%	$466	$865	(46)%
Fertilizer	$(53)	$393	(113)%	$(315)	$526	(160)%
Edible Oil Products	$10	$15	(33)%	$32	$65	(51)%
Milling Products	$14	$56	(75)%	$33	$64	(48)%

Net income attributable to Bunge(2)	$313	$751	(58)%	$118	$1,040	(89)%

Earnings per common share-diluted (2),(3)	$2.28	$5.45	(58)%	$0.64	$7.56	(92)%

(1)  Total segment earnings before interest and tax (“EBIT”) is a non-GAAP financial measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation to net income attributable to Bunge, is included in the tables attached to this press release.

(2)  Bunge’s results included certain gains and charges that may be of interest to investors. See the Additional Financial Information section included in the tables attached to this press release for more information.

(3)  See Note 2 to the consolidated statements of income attached to this press release for information on the calculation of diluted earnings per share.

•                  Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated, “Bunge’s skilled team leveraged our integrated global asset network to generate better than expected agribusiness returns.  We served our customers well and managed risks effectively in a volatile environment.  This strong performance offset weak fertilizer results.

“We remain optimistic for a solid second half of the year.  Lower soybean production in South America has limited oilseed processing utilization in Argentina.  While challenging locally, this should continue to support crush margins on a global level.  A large North American harvest, which according to early indicators is likely, should provide us with ample volumes for our agribusiness operations in that region.

“To rebuild global stocks, crop prices will need to stay at levels that encourage good planting and fertilizer use by South American farmers in the coming months.  We continue to work through some remaining high-cost raw material inventory in our fertilizer segment, but good demand and improved international phosphate pricing should benefit our fertilizer margins.

“During the second quarter we continued to follow our strategy of investing in our core businesses.  We recently announced the creation of a joint venture to build and operate a state-of-the-art export grain terminal in the U.S. port of Longview in Washington state.  This investment will improve the balanced, global asset network that is a key driver of value for our company.  We also announced an agreement to acquire Raisio, a European margarine producer. The transaction encompasses margarine plants in Finland and Poland as well as several brands. This will expand our food and ingredients business and enhance our efficiency.”

•      Second Quarter Results

Agribusiness

Second quarter results in grain origination, oilseed processing and distribution were significantly improved from levels seen in the preceding three quarters, although lower than an exceptionally strong period last year, which included a $117 million credit resulting from a favorable ruling related to certain transactional taxes in Brazil.  Grain origination and distribution benefitted from strong soybean demand from China.  Oilseed processing results were supported by solid margins and improved meal demand as customers rebuilt depleted inventory pipelines.  Risk management strategies worked well during a volatile period.  Higher volume in the quarter was due to increased grain origination and distribution in Europe, as well as higher sugar merchandising and oilseed processing in Eastern Europe and Asia, reflecting our investments to expand in these high growth areas.  Foreign exchange gains of $138 million from U.S. dollar denominated financing of working capital, primarily in our Brazilian subsidiary, resulting from the impact of a 19% appreciation of the real against the U.S. dollar during the quarter, were offset by foreign exchange losses on valuations of commodity inventories included in gross profit.

Fertilizer

The operating loss in the quarter was due to the combination of high cost inventory and decreasing international fertilizer prices which negatively impacted margins.  Results included $183 million of net foreign exchange gains resulting from the appreciation of the Brazilian real on U.S. dollar-denominated financing of working capital.  The offsetting losses to these gains were largely realized as lower gross profit during the quarter through a combination of sales and inventory valuation write-downs.  Second quarter results included an inventory valuation write-down of approximately $121 million reflecting further declines in fertilizer prices during the period.  Noncontrolling interest (previously referred to as minority interest) decreased in the quarter due to lower results at Fosfertil.  The quarter also included the reversal of a $32 million provision relating to transactional taxes in Brazil as a result of new legislation.

Edible Oil Products

Improved results in Europe and North America were more than offset by lower volume and margins in Brazil, which suffered from aggressive competition.  The second quarter last year benefitted from a $14 million land sale.

Milling Products

Higher volume was more than offset by lower margins.  Wheat milling margins in the same period last year benefitted from lower priced raw materials purchased earlier in a period of rising prices.  The second quarter last year included an $11 million credit resulting from a favorable ruling related to certain transactional taxes in Brazil.

Financial Costs

Interest expense decreased in the quarter due to lower average debt levels, primarily resulting from the drop in prices of agricultural commodity inventories which led to lower average working capital needs.

Income Taxes

The effective tax rate for the six months ended June 30, 2009 was 25% compared to 28% for the same period in 2008.  The decrease in the effective tax rate was primarily due to lower operating earnings in higher tax jurisdictions.

Cash Flow

Cash used by operations in the six months ended June 30, 2009 was $1,754 million compared to cash used by operations in the same period last year of $483 million. The negative cash flow in 2009 primarily reflects lower accounts payable in fertilizer and rising agricultural commodity prices during the period.

•      Outlook

Jacqualyn Fouse, Chief Financial Officer, stated, “We expect a strong second half of the year, with results weighted more heavily to the fourth quarter when the Northern Hemisphere harvest is well underway and our fertilizer economics have stabilized.  We are maintaining our 2009 full-year earnings guidance of $4.90 to $5.40 per share.  This guidance assumes an effective tax rate range of 22%-26%. This fully diluted per share guidance is based on an estimated weighted average of 138 million shares outstanding, which includes assumed dilution relating to our convertible preference shares.”

Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on July 23 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of the second quarter financial results can be found in the “Investor Information” section of our Web site, www.Bunge.com, under “Investor Presentations.”

To listen to the conference call, please dial (877) 879-6174.  If you are located outside of the United States or Canada, dial (719) 325-4829.  Please dial in five to 10 minutes before the scheduled start time. When prompted, enter confirmation code 4470639. The conference call will also be available live on the company’s Web site at www.Bunge.com.

To access the webcast, click the “Investor Information” link on the Bunge homepage then select “Webcasts and News Alerts”.  Click on the link for the “Q2 2009 Bunge Limited Conference Call,” and follow the prompts to join the call. Please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the call will be available later in the day on July 23, 2009, and continuing through August 22, 2009.  To listen to the replay, please dial (888) 203-1112 or, if located outside of the United States or Canada, dial (719) 457-0820.  When prompted, enter confirmation code 4470639.  A rebroadcast of the conference call will also be available on the company’s Web site.  To locate the rebroadcast, click on the “Investor Information” link on the Bunge homepage then select “Audio Archives”.  Follow the prompts to access the replay.

About Bunge Limited

Bunge Limited (www.Bunge.com, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York.  Bunge’s 25,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain.  The company supplies fertilizer to farmers; originates, transports and processes oilseeds, grains and other agricultural commodities; produces food products for commercial customers and consumers; and supplies raw materials and services to the biofuels industry.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements.  All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities.  We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions.  These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business, fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally.  The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

###

Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total segment EBIT, income from operations before income tax, net income attributable to Bunge and earnings per share for the quarter and six months ended June 30, 2009 and 2008.

(In millions, except per share data)	Total Segment EBIT		Income From Operations Before Income Tax		Net Income Attributable to Bunge		Earnings Per Share Diluted
Quarter Ended June 30:	2009	2008	2009	2008	2009	2008	2009	2008
Transactional tax credit (1)	$32	$128	$32	$128	$21	$90	$0.15	$0.65
Gain on sale of land (2)	—	14	—	14	—	9	—	0.07
Total	$32	$142	$32	$142	$21	$99	$0.15	$0.72

(In millions, except per share data)	Total Segment EBIT		Income From Operations Before Income Tax		Net Income Attributable to Bunge		Earnings Per Share Diluted
Six Months Ended June 30:	2009	2008	2009	2008	2009	2008	2009	2008
Transactional tax credit (1)	$32	$128	$32	$128	$21	$90	$0.17	$0.65
Gain on sale of land (2)	—	14	—	14	—	9	—	0.07
Total	$32	$142	$32	$142	$21	$99	$0.17	$0.72

(1)          In the second quarter of 2009, Bunge reversed a $32 million provision recorded in selling, general and administrative expenses, related to transactional taxes in its fertilizer segment, which resulted from new Brazilian legislation.  In the second quarter of 2008, Bunge received a favorable ruling related to certain transactional taxes in Brazil.  As a result, Bunge recorded in cost of goods sold $117 million and $11 million of related tax credits in its agribusiness and its milling products segments, respectively.

(2)          In the second quarter of 2008, Bunge recorded a gain on sale of land in its edible oil products segment.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data and percentages)

(Unaudited)

	Quarter Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2009	2008	Change	2009	2008	Change

Net sales	$10,994	$14,365	(23)%	$20,192	$26,834	(25)%
Cost of goods sold	(10,582)	(12,914)	(18)%	(19,645)	(24,516)	(20)%

Gross profit	412	1,451	(72)%	547	2,318	(76)%
Selling, general and administrative expenses	(309)	(460)	(33)%	(603)	(862)	(30)%
Interest income	40	54	(26)%	76	102	(25)%
Interest expense (Note 1)	(66)	(90)	(27)%	(133)	(188)	(29)%
Foreign exchange gain	320	258		301	265
Other income (expense)-net	(1)	(9)		(8)	(12)

Income from operations before income tax	396	1,204	(67)%	180	1,623	(89)%
Income tax expense	(79)	(337)	(77)%	(45)	(454)	(90)%

Income from operations after income tax	317	867	(63)%	135	1,169	(88)%
Equity in earnings of affiliates	5	(7)	171%	11	13	(15)%

Net income	322	860	(63)%	146	1,182	(88)%
Net income attributable to noncontrolling interest	(9)	(109)	(92)%	(28)	(142)	(80)%

Net income attributable to Bunge	313	751	(58)%	118	1,040	(89)%
Convertible preference share dividends	(20)	(20)		(39)	(39)
Net income available to Bunge common shareholders	$293	$731	(60)%	$79	$1,001	(92)%

Earnings per common share – diluted (Note 2):
Earnings to Bunge common shareholders	$2.28	$5.45	(58)%	$0.64	$7.56	(92)%

Weighted–average common shares outstanding-diluted (Note 2)	137,576,049	137,788,430		122,919,727	137,586,015

Note 1:                    Includes interest expense on readily marketable inventories of $21 million and $33 million for the quarter ended June 30, 2009 and 2008, respectively, and $28 million and $63 million for the six months ended June 30, 2009 and 2008, respectively.

Note 2:                    Weighted-average common shares outstanding-diluted for the quarter ended June 30, 2009 includes the dilutive effect of 14,587,436 weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effect of the conversion would have been dilutive. There were no weighted average common shares of outstanding stock-based payment awards that would be issuable upon conversion of the convertible preference shares, included in the earnings per common share - diluted calculation for the six months ended June 30, 2009 because they would not have been dilutive.  Weighted-average common shares outstanding-diluted for the quarter and six months ended June 30, 2008 includes the dilutive effect of 14,572,628 weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effect of the conversion would have been dilutive.

CONSOLIDATED SEGMENT INFORMATION

(In millions, except volumes and percentages)

(Unaudited)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.

	Quarter Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2009	2008	Change	2009	2008	Change
Volumes (in thousands of metric tons):
Agribusiness	33,597	30,906	9%	61,230	56,818	8%
Fertilizer	2,426	3,000	(19)%	4,487	5,666	(21)%
Edible oil products	1,382	1,438	(4)%	2,776	2,829	(2)%
Milling products	1,100	974	13%	2,263	1,968	15%
Total	38,505	36,318	6%	70,756	67,281	5%

Net sales:
Agribusiness	$8,304	$9,879	(16)%	$14,937	$18,742	(20)%
Fertilizer	841	1,785	(53)%	1,540	2,976	(48)%
Edible oil products	1,472	2,250	(35)%	2,962	4,179	(29)%
Milling products	377	451	(16)%	753	937	(20)%
Total	$10,994	$14,365	(23)%	$20,192	$26,834	(25)%

Gross profit:
Agribusiness	$505	$745	(32)%	$718	$1,209	(41)%
Fertilizer	(212)	521	(141)%	(405)	771	(153)%
Edible oil products	83	105	(21)%	162	222	(27)%
Milling products	36	80	(55)%	72	116	(38)%
Total	$412	$1,451	(72)%	$547	$2,318	(76)%

Selling, general and administrative expenses:
Agribusiness	$(197)	$(247)	(20)%	$(354)	$(467)	(24)%
Fertilizer	(18)	(90)	(80)%	(75)	(165)	(55)%
Edible oil products	(71)	(96)	(26)%	(133)	(176)	(24)%
Milling products	(23)	(27)	(15)%	(41)	(54)	(24)%
Total	$(309)	$(460)	(33)%	$(603)	$(862)	(30)%

Foreign exchange gain (loss):
Agribusiness	$138	$165		$118	$159
Fertilizer	183	92		186	101
Edible oil products	(1)	1		(3)	5
Milling products	—	—		—	—
Total	$320	$258		$301	$265

Equity in earnings of affiliates:
Agribusiness	$1	$(7)	114%	$(6)	$2	(400)%
Fertilizer	1	3	(67)%	1	4	(75)%
Edible oil products	2	(6)	133%	14	5	180%
Milling products	1	3	(67)%	2	2	—%
Total	$5	$(7)	171%	$11	$13	(15)%

Noncontrolling interest:
Agribusiness	$(3)	$(21)	(86)%	$(10)	$(17)	(41)%
Fertilizer	(5)	(132)	(96)%	(18)	(182)	(90)%
Edible oil products	—	(2)	(100)%	(4)	(3)	33%
Milling products	—	—	—%	—	—	—%
Total	$(8)	$(155)	(95)%	$(32)	$(202)	(84)%

	Quarter Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2009	2008	Change	2009	2008	Change
Other income/(expense):
Agribusiness	$4	$(21)		$—	$(21)
Fertilizer	(2)	(1)		(4)	(3)
Edible oil products	(3)	13		(4)	12
Milling products	—	—		—	—
Total	$(1)	$(9)		$(8)	$(12)

Segment earnings before interest and tax:
Agribusiness	$448	$614	(27)%	$466	$865	(46)%
Fertilizer	(53)	393	(113)%	(315)	526	(160)%
Edible oil products	10	15	(33)%	32	65	(51)%
Milling products	14	56	(75)%	33	64	(48)%
Total (Note 1)	$419	$1,078	(61)%	$216	$1,520	(86)%

Reconciliation of total segment earnings before interest and tax:
Total segment earnings before interest and tax	$419	$1,078		$216	$1,520
Interest income	40	54		76	102
Interest expense	(66)	(90)		(133)	(188)
Income tax expense	(79)	(337)		(45)	(454)
Noncontrolling interest share of interest and tax	(1)	46		4	60
Net income attributable to Bunge	$313	$751		$118	$1,040

Depreciation, depletion and amortization:
Agribusiness	$(49)	$(51)	(4)%	$(91)	$(96)	(5)%
Fertilizer	(34)	(44)	(23)%	(66)	(86)	(23)%
Edible oil products	(17)	(20)	(15)%	(34)	(36)	(6)%
Milling products	(5)	(4)	25%	(9)	(9)	—%
Total	$(105)	$(119)	(12)%	$(200)	$(227)	(12)%

Note 1:          Total segment earnings before interest and tax (“EBIT”) is a non-GAAP measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including the reconciliation to net income attributable to Bunge, is included under the caption “Reconciliation of Non-GAAP Measures.”

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	June 30,	December 31,	June 30,
	2009	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$489	$1,004	$1,100
Trade accounts receivable	2,098	2,350	3,501
Inventories (1)	6,690	5,653	8,792
Deferred income taxes	321	268	234
Other current assets (2)	3,728	3,901	5,881
Total current assets	13,326	13,176	19,508

Property, plant and equipment, net	4,584	3,969	4,712
Goodwill	376	325	409
Other intangible assets, net	114	107	162
Investments in affiliates	781	761	801
Deferred income taxes	978	864	939
Other non-current assets	1,649	1,028	1,131
Total assets	$21,808	$20,230	$27,662

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$1,035	$473	$1,426
Current portion of long-term debt	294	78	593
Trade accounts payable	3,361	4,158	5,503
Deferred income taxes	104	104	143
Other current liabilities	3,096	3,261	4,624
Total current liabilities	7,890	8,074	12,289

Long-term debt	3,921	3,032	3,727
Deferred income taxes	145	132	149
Other non-current liabilities	942	864	1,146

Total Bunge shareholders’ equity	8,111	7,436	9,475
Noncontrolling interest	799	692	876
Total equity	8,910	8,128	10,351
Total liabilities and shareholders’ equity	$21,808	$20,230	$27,662

Note 1:          Includes readily marketable inventories of $4,334 million, $2,741 million and $5,531 million at June 30, 2009, December 31, 2008 and June 30, 2008, respectively.

Note 2:          Includes marketable securities of $20 million, $14 million and $40 million at June 30, 2009, December 31, 2008 and June 30, 2008, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2009	2008
OPERATING ACTIVITIES
Net income	$146	$1,182
Adjustments to reconcile net income to cash used for operating activities:
Foreign exchange gain on debt	(359)	(295)
Impairment of assets	—	5
Bad debt expense	23	50
Depreciation, depletion and amortization	200	227
Stock-based compensation expense	16	40
Recoverable taxes provision	37	(9)
Deferred income taxes	(104)	22
Equity in earnings of affiliates	(11)	(13)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	361	(658)
Inventories	(528)	(2,362)
Prepaid commodity purchase contracts	(211)	38
Secured advances to suppliers	257	169
Trade accounts payable	(1,111)	924
Advances on sales	21	111
Unrealized net (loss) gain on derivative contracts	213	(208)
Margin deposits	(279)	(82)
Accrued liabilities	(69)	55
Other—net	(356)	321
Cash used for operating activities	(1,754)	(483)
INVESTING ACTIVITIES
Payments made for capital expenditures	(346)	(372)
Investments in affiliates	—	(79)
Acquisitions of businesses (net of cash acquired)	(19)	(19)
Related party loans	(19)	(48)
Proceeds from disposal of property, plant and equipment	5	28
Proceeds from investments	60	2
Change in restricted cash	(28)	—
Cash used for investing activities	(347)	(488)
FINANCING ACTIVITIES
Net proceeds/(repayments) in short-term debt with maturities of 90 days or less	364	(42)
Proceeds from short-term debt with maturities greater than 90 days	784	1,143
Repayments of short-term debt with maturities greater than 90 days	(625)	(294)
Proceeds from long-term debt	2,857	1,353
Repayment of long-term debt	(1,754)	(1,032)
Proceeds from sale of common shares	1	30
Dividends paid to preference shareholders	(39)	(42)
Dividends paid to common shareholders	(46)	(41)
Dividends paid to noncontrolling interest	(4)	(63)
Other	(7)	—
Cash provided by financing activities	1,531	1,012
Effect of exchange rate changes on cash and cash equivalents	55	78
Net (decrease) increase in cash and cash equivalents	(515)	119
Cash and cash equivalents, beginning of period	1,004	981
Cash and cash equivalents, end of period	$489	$1,100

Reconciliation of Non-GAAP Measures

This earnings release contains total segment earnings before interest and tax (“EBIT”), which is “non-GAAP financial measures” as this term is defined in Regulation G of the Securities Exchange Act of 1934.  In accordance with Regulation G, Bunge has reconciled this non-GAAP financial measure to the most directly comparable U.S. GAAP measures.

Total segment earnings before interest and tax

Total segment EBIT is consolidated net income attributable to Bunge excluding interest income and expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure.  Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge believes EBIT is a useful measure of its segments’ operating profitability, since the measure reflects equity in earnings of affiliates and minority interest and excludes income tax.  Income tax is excluded as management believes income tax is not material to the operating performance of its segments.  Interest income and expense have become less meaningful to the segments’ operating activities as Bunge is financing more of its working capital with equity rather than debt.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended June 30,		Six Months Ended June 30,
(In millions)	2009	2008	2009	2008
Total segment EBIT	$419	$1,078	$216	$1,520
Interest income	40	54	76	102
Interest expense	(66)	(90)	(133)	(188)
Income tax benefit (expense)	(79)	(337)	(45)	(454)
Noncontrolling interest share of interest and tax	(1)	46	4	60
Net income attributable to Bunge	$313	$751	$118	$1,040